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                                                                    EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

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                                                                                                      Nine Months Ended
                                                            Year Ended December 31,                     September 30,
                                             -----------------------------------------------------  --------------------
                                               1997        1998       1999       2000       2001       2001       2002
                                             --------    --------   --------   --------   --------   --------   --------
Income (loss) from continuing
   operations before minority
   interests, taxes and
   extraordinary items                       ($11,778)   $ 22,654   $ 46,038   $ 60,836   $ 79,227   $ 58,815   $104,359
                                             --------    --------   --------   --------   --------   --------   --------
Plus:
Fixed charges:
  Interest expense (including amortization
    of deferred financing costs)               14,071      31,373     29,260     32,734     34,762     27,217     27,834
  Capitalized interest                              0           0          0        725      1,734      1,138      1,660
  Interest factor in rental expense             7,461       8,713      9,090     10,901     14,998     11,331     13,719
  Preferred dividends                               0           0          0      8,981     13,269     12,110     12,051
                                             --------    --------   --------   --------   --------   --------   --------
Total fixed charges                            21,532      40,086     38,350     53,341     64,673     51,796     55,264
                                             --------    --------   --------   --------   --------   --------   --------
Less:
Capitalized interest                                0           0          0        725      1,734      1,138      1,660
Preferred dividends                                 0           0          0      8,981     13,269     12,110     12,051
                                             --------    --------   --------   --------   --------   --------   --------
Earnings                                     $  9,754    $ 62,740   $ 84,388   $104,471   $128,987   $ 97,363   $145,912
                                             ========    ========   ========   ========   ========   ========   ========
Ratio (shortfall) of earnings to fixed
  charges                                     (11,778)       1.57       2.20       1.96       1.99       1.88       2.64
                                             ========    ========   ========   ========   ========   ========   ========

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